Exhibit 10.1

Settlement Agreement

This Settlement Agreement (“Agreement”) is made by and between Invech Holdings, Inc. (“IVI”), a Wyoming corporation, with an address of 1603 Capitol Avenue Suite 413 PMB 1777 Cheyenne, WY 82001, and ARNOLD F. SOCK (“AFS”), an individual, with the address of P.O. Box 25847 Los Angeles, CA 90025 on this 1st day of June 2026. IVI and AFS are, collectively, the “Parties. The Parties agree to fully resolve and settle for their mutual benefit an undisputed IVI obligation due AFS, and in consideration therefore, agree as follows:

1) IVI has issued to AFS one million two hundred thousand shares of IVHI common stock per the AFS engagement letter with IVI dated February 12, 2026. The shares were to be earned quarterly in the amount of three hundred thousand shares. Three hundred thousand shares have been earned as of the first quarter of 2026, ending on March 31, 2026.

2) AFS has billed IVI for $3,450 for the month of May 2026 legal services. There remains an unpaid balance of $2,950 for services prior to May 2026. The total due as of June 1, 2026 is $6,400.

3) In consideration of the unpaid balance of $6,400 due AFS being canceled, the Parties have agreed that the balance of the IVI shares due AFS, presently issued but unearned, being nine hundred thousand IVI shares, shall be treated as fully earned as of June 1, 2026.

4) Each of the Parties agrees to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes and terms of this Agreement.

5) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. All prior agreements, representations, understandings, and writings concerning the subject matter herein are expressly superseded hereby and are of no further force or effect. o variation or modification of this Agreement or waiver of any of the terms or provisions hereof shall be deemed valid unless in writing and signed by both Parties.

6) This Agreement shall be deemed to have been made in Wyoming, regardless of the order in which the signatures of the Parties shall be affixed hereto, and shall be interpreted, and the rights and liabilities of the parties determined, in accordance with the laws of the State of Wyoming. The Parties hereby agree that the courts of the State of Wyoming shall have sole and exclusive jurisdiction with respect to the resolution of any dispute or controversy arising out of this Agreement or the transactions contemplated herein.

7) Any individual signing this Agreement on behalf of a non-natural person represents and warrants that they have full authority to do so and has obtained all necessary coporate approvals to execute and carry out this Agreement’s terms.

In witness whereof, the parties have executed this Settlement Agreement as of June 1, 2026.

By,

Invech Holdings, Inc.,	ARNOLD F. SOCK,
By its Chief Executive,	By and for himself,

/s/ Alexander Woods-Leo, CEO	/s/ Arnold F. Sock
Alexender M. Woods-Leo, CEO	ARNOLD F. SOCK